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                                                                    EXHIBIT 99.2

REPUBLIC BANCSHARES, INC.
PRESS RELEASE

DATE:             May 8, 2001

CONTACT:          William R. Falzone, Chief Financial Officer (ext. 3396)
                  (727) 823-7300

FOR IMMEDIATE RELEASE

REPUBLIC BANCSHARES, INC. ANNOUNCES COMPLETION OF CONVERTIBLE SUBORDINATED DEBENTURE OFFERING

St. Petersburg, Florida, May 8, 2001 -- Republic Bancshares Inc. (the "Company",
Nasdaq: REPB), the parent company of Republic Bank, announced today that it completed its previously announced private placement of $15,000,000 of its 7% Convertible Subordinated Debentures due 2011. The Debentures are convertible at any time prior to maturity, unless previously redeemed, into shares of the Company's common stock at a conversion price of $15.60 per shares, subject to adjustment in certain circumstances. The Debentures bear interest at a rate of 7% per annum.

The Company anticipates using approximately $10.2 million of the proceeds of the offering to repay certain debt of the Company. It is currently anticipated that the remaining proceeds from the offering will be retained by the Company for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The Debentures and the common stock issuable upon conversion of the Debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration under federal and applicable state securities laws or an available exemption from such registration requirements.

The common stock of Republic Bancshares is traded on the Nasdaq National Market under the trading symbol "REPB." Through its banking subsidiary, Republic Bank, the Company operates 80 full service banking offices throughout Florida and at $2.50 billion in total assets is one of the largest banking organizations headquartered in Florida. Republic Bank offers Internet banking services at its website address, www.republicbankfl.com. Shareholder inquiries can be made to
(727) 823-7300 or via e-mail at shareholders@republicbankfl.com. The Company's transfer agent is Mellon Investor Services. Inquiries to the transfer agent can be made via phone to (800) 756-3353 or via facsimile transmission to (412) 236-8157.


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STATEMENTS IN THIS RELEASE MAY CONSTITUTE FORWARD-LOOKING STATEMENTS THAT ARE
BASED ON THE CURRENT BELIEFS AND EXPECTATIONS OF THE COMPANY'S MANAGEMENT, AS WELL AS ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO, THE COMPANY'S MANAGEMENT. FORWARD-LOOKING STATEMENTS ARE BASED LARGELY ON EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES INCLUDING BUT NOT LIMITED TO ECONOMIC, COMPETITIVE AND OTHER FACTORS AFFECTING THE COMPANY AND ITS OPERATIONS.